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                                                                    EXHIBIT 21.1



The Company's subsidiaries are Global Diamond Resources Inc., a British Columbia corporation, Global Diamond Resources (SA) (Pty) Limited, a South African corporation, and P.D.J. Mining (Pty) Ltd., a South African corporation.